UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 25, 2018
Date of report (date of earliest event reported)

Raymond James Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

1-9109	59-1517485
(Commission File Number)	(IRS Employer Identification No.)

880 Carillon Parkway, St. Petersburg, FL 33716
(Address of Principal Executive Offices)  (Zip Code)

(727) 567-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers

On February 25, 2018, Raymond James Financial, Inc. (the “Company”) appointed Anne Gates, age 58, as a new director, with a term commencing on the date of appointment. Ms. Gates was president of MGA Entertainment, Inc., a privately-held developer, manufacturer and marketer of toy and entertainment products for children, a position she held from 2014 through her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1991-2012. Her roles included executive vice president, chief financial officer for Disney Consumer Products, managing director for Disney Consumer Products Europe and Emerging Markets, and senior vice president of operations, planning and analysis for The Walt Disney Company. Prior to joining Disney, Ms. Gates worked for PepsiCo and Bear Stearns. Ms. Gates has over 25 years of experience in the retail and consumer products industry. In addition, Ms. Gates has a broad business background in finance, marketing, strategy and business development, including growing international businesses. Ms. Gates serves on the boards of directors of The Kroger Company and of Tapestry, Inc. She is also chairwoman of Big Sunday and a member of the Board of Trustees for the University of California, Berkley Foundation, the Board of Visitors of the Fu Foundation School of Engineering and Applied Science at Columbia University, the Board of Directors of CADRE and the Board of Trustees of PBS SoCal.

In addition to being appointed to the Company’s Board of Directors (the “Board”), Ms. Gates has been named to the Board’s Audit and Risk Committee.

Ms. Gates will participate in the standard fee arrangements for non-executive directors, which are described in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders under the caption “Director Compensation,” filed with the Securities and Exchange Commission on January 8, 2018. Consistent with such arrangements, effective upon public announcement of her appointment to the Board, Ms. Gates has been granted an award of restricted stock units with a value of $150,000, which units will vest in full at the date of the annual shareholders meeting next succeeding the grant date, but no later than March 15, 2019. Ms. Gates will also enter into the Company’s standard indemnification agreement which the Company concludes with all directors, pursuant to which we will indemnify her for certain actions she takes in her capacity as a director. A copy of the form of indemnification agreement is filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2004, filed with the Securities and Exchange Commission on December 8, 2004, and is incorporated herein by reference.

In addition, the Company announced that Mr. Jeffrey N. Edwards has been appointed to the Corporate Governance, Nominating and Compensation Committee (“CGN&C Committee”) of the Board, effective February 25, 2018, and has simultaneously stepped down from his position as a member of the Audit and Risk Committee.

A copy of the press release issued by the Company in connection with the above is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

Further, on February 25, 2018, the CGN&C Committee approved resolutions to: (1) amend our Chairman and Chief Executive Officer Paul C. Reilly’s November 2017 retention restricted stock unit award agreement (“2017 Retention Award”) under the Company’s Amended and Restated 2012 Stock Incentive Plan (“2012 Plan”) to change the definition of “Retirement,” and (2) make such changed definition applicable to any future grant of retention restricted stock units (“RSUs”) to Mr. Reilly that is intended to vest in whole or in part upon retirement. The amended provision defines “Retirement” as the “voluntary Separation from Service or involuntary Separation from Service other than for Cause from the Company or any Related Entity after attainment of age 65 or after attainment of age 60 after five (5) years of service with the Company or a Related Entity either as an Employee or Independent Contractor.” The Company had agreed with Mr. Reilly at the time of his hiring that the “age 60 and 5 years of service” element of the definition would continue to apply to his awards. Due to an administrative oversight, however, the 2017 Retention Award contained a conflicting definition. This action corrects that oversight with respect to the 2017 Retention Award and subsequent retention awards that contain a retirement vesting provision.

A copy of the revised form of RSU Award Agreement applicable to the 2017 Retention Award is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.

10.1 Form of Award Agreement for Grant of Retention RSUs to Mr. Paul C. Reilly
99.1 Press release, dated March 1, 2018, issued by Raymond James Financial, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYMOND JAMES FINANCIAL, INC.

Date: March 1, 2018	By:	/s/ Jeffrey P. Julien
Jeffrey P. Julien
Executive Vice President - Finance
and Chief Financial Officer